Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of June, 2003, by and between BALLANTYNE OF OMAHA, INC. (“Ballantyne”), a Delaware corporation, with its principal offices at 4350 McKinley Street, Omaha, Nebraska 68112 (the “Company”), and DAN FALTIN, an individual residing at 2415 Riverview Drive, Grand Island, Nebraska  68801 (the “Executive”).

WITNESSETH:

THIS AGREEMENT IS MADE WITH REFERENCE TO THE FOLLOWING FACTS AND OBJECTIVES:

A.                                   The Company has offered to appoint Executive as Vice-President and Chief Operating Officer of Ballantyne of Omaha, Inc. in accordance with the terms and conditions set forth in this Agreement for the term provided in this Agreement; and

B.                                     Executive has expressed his willingness to become Executive Vice-President and Chief Operating Officer of Ballantyne of Omaha, Inc. in accordance with the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.                                       Employment.

The Company hereby employs the Executive and the Executive hereby agrees to be employed by the Company under the terms and conditions hereinafter set forth.

2.                                       Duties and Services.

2.1                                 The Executive shall serve as Executive Vice-President and Chief Operating Officer of the Company.  Executive shall perform those duties set forth on Exhibit “A” attached hereto and by this reference incorporated herein.  In addition, Executive shall perform such other duties as may be assigned to him from time to time by the President or the Board of Directors.  Executive shall report to the President of the Company, with access to the Board of Directors.

2.2                                 The Executive shall devote his full business time and attention to the business of the Company and to the promotion of the Company’s best interests, subject to vacations, holidays, normal illnesses and a reasonable amount of time for civic, community and industry affairs.

2.3                                 The Executive shall undertake such travel as may be necessary and desirable to promote the business and affairs of the Company, consistent with Executive’s position with the Company.  If the Company shall require Executive to relocate his residence, the Company shall pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive in connection with such relocation.

3.                                       Compensation.

3.1                                 Basic Compensation.

For all of the services to be rendered by the Executive in any capacity hereunder, the Company shall pay the Executive a salary at the annual rate of One Hundred Eighty Thousand Dollars ($180,000.00).  The compensation paid hereunder to the Executive shall be paid in accordance with the payroll practices conducted by the Company and shall be subject to the customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee.

3.2                                 Upon termination of employment for any reason, the Executive shall be entitled to receive the basic compensation accrued but unpaid as of the date of termination.

4.                                       Expenses and Vacations.

4.1                                 The Company shall reimburse the Executive for all reasonable and necessary travel and entertainment expenses incurred by the Executive in the performance of the Executive’s duties hereunder upon submission of vouchers and receipts evidencing such expenses.

4.2                                 The Executive shall be entitled to three (3) weeks vacation during each twelve (12) months of employment in accordance with applicable Company policy.  All vacations shall be in addition to recognized national holidays.  During all vacations, the Executive’s compensation and other benefits as stated herein shall continue to be paid in full.  Such vacations shall be taken only at such times convenient for the Company, as approved by the President.

5.                                       Travel and Moving Expenses.

The Company shall reimburse Executive the fair and reasonable expenses, not to exceed $35,000.00, for the amount of travel and moving expenses incurred in moving his immediately family and their personal possessions from Grand Island, Nebraska, to Omaha, Nebraska, provided that the Executive shall first have obtained and submitted to the Company two bids for such moving expenses, and the Company reserves the right to accept the low bid.  Executive shall submit paid receipts for all other moving expenses.

6.                                       Other Benefits.

In addition to the compensation and to the rights provided for elsewhere in this Agreement, the Executive shall be entitled to participate in each plan of the Company now or hereafter adopted for the benefit of Executive employees of the Company, to the extent permitted by such plans and by applicable law, including, but not limited to, (a) Profit Sharing Plan, (b) Medical Expense Insurance Program, (c) Pension Plan, and (d) Incentive Compensation Plan.

7.                                       Term of Agreement.

Except as otherwise hereinafter specifically provided, the term of this Employment Agreement shall commence on June 1, 2003, and shall expire on January 31, 2006.

8.                                       Termination Prior to the End of Term.

8.1                                 Termination Due to Death or Incapacity.  This Agreement shall be terminated upon the Executive’s death or by the Company, at its discretion, because of the Executive’s failure to perform substantially all of the material duties of his position for a period of at least one hundred eighty (180) consecutive calendar days due to physical or mental illness or injury.

8.1.1                        If the Company elects to terminate this Agreement because of the Executive’s incapacity, it shall send him written notice thereof, setting forth in reasonable detail the facts and circumstances that provide a basis for said termination.  If the Company and Executive disagree as to Executive’s incapacity, each may appoint a medical doctor to certify his opinion as to Executive’s incapacity, and if the doctors do not agree as to Executive’s incapacity, then the two doctors will appoint a third medical doctor to certify his or her opinion as to Executive’s incapacity, and the decision of a majority of the three doctors will prevail.  The Company will bear all expenses for this procedure.

8.1.2                        In the event of termination by reason of death, the Executive’s estate shall be paid all accrued sums due and owing under Section 3 above and any benefits provided by the Company under Section 6 above.

8.1.3                        In the event of incapacity, Executive shall continue to receive his full compensation during the one hundred eighty (180) day period prior to any notice of termination.  After that termination, Executive shall be entitled to any accrued amounts due and owing him under Section 3 above and such other benefits as may be provided by Section 6 above.

8.2                                 Termination for Cause.

8.2.1                        The Company may terminate, at any time, the Executive’s

employment for cause.  The term for “cause” for purposes of this Agreement shall mean that the Executive did any of the following:

(a)                                  Acted dishonestly or incompetently or engaged in willful misconduct in the performance of Executive’s duties;

(b)                                 Breached fiduciary duties owed to the Company;

(c)                                  Intentionally failed to perform reasonably assigned duties;

(d)                                 Willfully violated any law, rule, or regulation, or court order (other than minor traffic violations or similar offenses), or otherwise committed any act which would have a material adverse impact on the business of the Company; or

(e)                                  Is in breach of this Agreement and such breach is not cured by Executive within ten (10) days’ written notice to him.

8.2.2                        Executive shall be sent written notice of termination that specifically sets forth in reasonable detail the facts and circumstances upon which the Board of Directors believes that the Executive has given the Company cause for termination of Executive’s employment.  Said notice shall give the Executive an opportunity, together with legal counsel, to be heard before the Board of Directors of the Company.  Termination for cause shall be based on a finding by two-thirds (2/3) of the Board of Directors (not including Executive, should he be a member of the Board of Directors), and said Board shall specify its findings concerning said termination in detail.  For purposes of this Subsection, no acts, or failure to act, on the Executive’s part will be considered willful or willfully done unless done, or admitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

8.2.3                        Notwithstanding the foregoing, however, any conviction of the Executive for any criminal act involving any violence, dishonesty, fraud, or breach of trust or other felonious behavior, shall result in the automatic termination of Executive’s employment, without notice, and without any of the procedures specified in Subsection 8.2.2 above.

8.2.4                        In the event that the Executive is terminated for cause, then he shall be entitled to receive any accrued compensation that may be due and owing him under Section 3 above, and such other benefits as may be provided by Section 6 above.

8.3                                 Termination without Cause.  In the event the Company terminates this Agreement without cause, Employee shall be entitled to compensation equal to the lesser of the amount of compensation due during the remaining term of Employee’s contract or one year’s salary.  In the event of such termination, said compensation shall be paid in equal installments during the period of which said compensation is to be paid, on the Company’s regular pay dates.

8.4                                 Termination by the Executive for Breach by the Company.  This Agreement may be terminated by the Executive in the event that the Company breaches this Agreement and such breach is not cured by the Company within ten (10) days after written notice, identifying the said breach or breaches in detail.

8.5                                 Date of Termination.  For purposes of this Agreement, the date of the termination of Executive’s employment (“Date of Termination”) will be:

A.                                   if Executive’s employment is terminated by his death, the end of the month in which his death occurs,

B.                                     if Executive’s employment is terminated for incapacity, thirty (30) days after Notice of Termination is given, or

C.                                     if Executive’s employment is terminated by Executive or the Company for any other reason, the date specified in the Notice of Termination, which will not be later than thirty (30) days after the date on which the Notice of Termination is given.

9.                                       Employment by a Subsidiary.

Either the Company or a Subsidiary may be Executive’s legal employer.  For purposes of this Agreement, any reference to Executive’s termination of employment with the Company means termination of employment with the Company and all Subsidiaries, and does not include a transfer of employment between any of them.  The obligations created under this Agreement are obligations of the Company.  For purposes of this paragraph, a “Subsidiary” means an entity more than fifty percent (50%) of whose equity interests are owned directly or indirectly by the Company.

10.                                 Restrictive Covenant.

10.1                           Need for Protection.  Executive acknowledges that, because of his Senior Executive position with the Company, his knowledge of the affairs of the Company and his relations with its dealers, distributors and customers are such that he could do serious damage to the financial welfare of the Company, should he compete or assist others in competing with the business of the Company.  Consequently, and in consideration of his continued employment with the Company, and for the benefits he is to receive under this Agreement, and for other good and valuable consideration, the receipt of which he hereby acknowledges, the Executive agrees as follows:

10.2                           Confidential Information.

A.                                   Non-Disclosure.  Except as the Company may permit or direct in writing, during the term of this Agreement and thereafter, Executive agrees that he will never disclose to any person or entity any confidential or proprietary information, knowledge, or data of the Company, which he may have obtained while in the employ of the Company, relating to any customers, customer lists, methods of distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, manufacturing ideas, formulas, plans or techniques, research, trade secrets, or know how of the Company.

B.                                     Return of Records.  All records, documents, software, computer disks, and any other form of information relating to the business of the Company, which are or were prepared or created by Executive, or which may or did come into his possession during the term of his employment with the Company, including any and all copies thereof, shall be returned to or, as the case may be, shall remain in the possession of the Company.

C.                                     Future Employment.  Nothing in this section shall limit the Executive’s right to carry the Executive’s accumulated career knowledge and professional skills to any future employment, subject to the specific limitations of the foregoing provisions of this section and the respective covenants set forth below.

10.3                           Covenant Not To Solicit.  Executive agrees that he will not, for a period of one (1) year after his employment with the Company has terminated:

A.                                   directly or indirectly, on behalf of himself or any person or entity, engage in, or assist any other person or entity to engage in, the manufacture, assembly, distribution, or sale to any customer, distributor or dealer of the Company, wherever located, of said motion picture theater equipment, restaurant equipment, or any other type of product manufactured, assembled distributed or sold by the Company, if said customer, distributor or dealer is one with whom he had contact on whose account he worked on during the twelve (12) months prior to the termination of his employment, or,

B.                                     directly or indirectly request or advise any of the aforesaid customers, distributors or dealers referred to in Paragraph A. above, of this subsection, to curtail their business with the Company or to patronize another business which is in competition with the Company, or

C.                                     directly or indirectly, on behalf of himself or any other person or entity, request, advise, or solicit any employee of the Company to leave that employment in order to engage in, or assist any other person or entity to engage in, competition with the Company.

10.4                           Termination Without Cause.  It is understood and agreed that, in the event the Company terminates the Executive’s employment without cause, prior to the expiration of the term of employment specified in this Agreement, Subsection 10.3 shall be applicable and remain in force and effect for the greater of the remaining term of Executive’s employment under this Agreement, or one (1) year from the date of termination, whichever occurs later.

10.5                           Breach of Agreement by Company.  In the event that the Company breaches this Agreement, and does not cure said breach after thirty (30) days’ written notice, Subsection 10.3 shall be null and void and of no further force and effect.

10.6                           Judicial Modification.  In the event that any court of law or equity shall consider or hold any aspect of this section to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspects of this section so found may be reduced or modified by appropriate order of the court, and shall thereafter continue, as so modified, in full force and effect.

10.7                           Injunctive Relief.  The parties hereto acknowledge that the remedies at law for breach of this section will be inadequate, and the Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Executive.

11.                                 Inventions and Discoveries.

The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material made or conceived by the Executive, solely or jointly, during the term hereof which relate to the products and services provided by the Company or which otherwise relate or pertain to the business, functions or operations of the Company.  The Executive agrees to communicate promptly and to disclose to the Company, in such form as the Executive may be required to do so, all information, details and data pertaining to such inventions. ideas, disclosures and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications, and, as to copyrightable material, to obtain copyrights thereof.

12.                                 Modification and Waiver.

No provision of this Agreement may be modified, waived or discharged unless that waiver, modification or discharge is agreed to in writing by Executive and that officer as may be specifically designated by the Board of Directors of the Company.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

13.                                 Construction.

This Agreement supersedes any oral agreement between Executive and the Company and any oral representation by the Company to Executive with respect to the subject matter of this Agreement.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Nebraska.

14.                                 Severability.

If any one or more of the provisions of this Agreement, including but not limited to Section 10 hereof, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws.  The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

15.                                 Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

16.                                 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

17.                                 Notice.

For purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage pre-paid, addressed to the respective addresses set forth on the first page of this Agreement, or to that other address as either party may have furnished to the other in writing in accordance with this Section 9, provided that all notices to the

Company will be directed to the attention of the Secretary of the Company, and except that notice of change of address will be effective only upon receipt.

18.                                 Remedies of Executive.

In the event that the Executive makes any claim or demand based upon this Agreement, or the breach thereof, the Executive hereby agrees that the damages which he may recover shall be limited to the maximum amount of benefits to which he could possibly be entitled under this Agreement.

19.                                 Entire Agreement.

This Agreement contains the entire agreement of the parties.  All prior arrangements or understandings are merged herein.  It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

BALLANTYNE OF OMAHA, INC.

By:	/s/ John P. Wilmers
President

/s/ Dan Faltin
Dan Faltin, Executive

EXHIBIT “A”

TO
EXECUTIVE EMPLOYMENT AGREEMENT

Executive shall be responsible for the following operations:

1.                                       Manufacturing;

2.                                       Engineering and research and development;

3.                                       Administrative and finance;

4.                                       Design and Manufacturing division;

5.                                       Establishing pricing policies and practices which clearly define minimum acceptable margins, pricing thresholds and authority levels;

6.                                       Determining the sales and profit potential of new product ideas;

7.                                       Setting priorities for research and development efforts based on profitability potential of projects;

8.                                       Final determination of which products are worked on and which ones are put on hold;

9.                                       Jointly determining with the President of the Company the level that Ballantyne can financially afford for marketing programs, including trade shows, advertising development of marketing materials;

10.                                 Review/Develop financial analysis that shows which, if any, international markets the Company can profitably compete in, and approving plans and expenditures required to develop those markets;

11.                                 Joint approval, along with the Chief Financial Officer and President, for all capital expenditures;

12.                                 Joint approval with the President for decisions related to the cost reduction and product line rationalization initiatives;

13.                                 Product discontinuation;

14.                                 Cost reduction initiatives;

15.                                 Insuring that credit policies and practices are established to manage risk and protect assets;

16.                                 Joint approval with the President for improvements to administrative and manufacturing operations;

17.                                 Bringing in outside consulting resources, with prior Board approval, to assist in Kaizen events and changing the Company’s culture.